BlackRock Master LLC: BlackRock Master Small Cap Growth Portfolio

FILE #811-09049

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
05/08/2007	Tomo Therapy Incorporated	11,743,420	21,900	Merrill Lynch, Pierce, Fenner & Smith Incorporated; Piper Jaffray & Co.; Thomas Weisel Partners LLC; Robert W. Baird & Co. Incorporated; William Blair & Company
7/24/2007	BladeLogic Inc.	5,000,000	8,600	Morgan Stanley & Co. Incorporated; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Citigroup Global Markets Inc.; Wachovia Capital Markets, LLC; Cowen and Company, LLC
7/26/2007	Lululemon Athletica Inc.	18,200,000	14,200

Goldman, Sachs & Co.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Credit Suisse Securities (USA) LLC; UBS Securities LLC; William Blair & Company, L.L.C.; CIBC World Markets Corp.; Wachovia Capital Markets, LLC; Thomas Weisel Partners LLC

7/26/2007	Lululemon Athletica Inc.	18,200,000	14,200

Goldman, Sachs & Co.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Credit Suisse Securities (USA) LLC; UBS Securities LLC; William Blair & Company, L.L.C.; CIBC World Markets Corp.; Wachovia Capital Markets, LLC; Thomas Weisel Partners LLC

08/01/07	Dolan Media Company	13,456,522	171,300	Goldman, Sachs & Co.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Piper Jaffray & Co.; Craig-Hallum Capital Group LLC
11/8/2007	MSCI Inc.	14,000,000	35,100

Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, E*Trade Securities LLC, Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC, Keefe, Bruyette & Woods, Inc., CastleOaks Securities, L.P., Samuel A. Ramirez & Co, Inc., Muriel Siebert & Co., Inc., The Williams Capital Group, L.P.